Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Asure Software, Inc. for the registration of debt securities, preferred stock, common stock, debt warrants, equity warrants, rights and units and to the incorporation by reference therein of our report dated March 30, 2016 with respect to the consolidated financial statements of Asure Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

Austin, Texas
March 31, 2017